Exhibit 10-AAnn

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 2nd day of October, 2006 (the “Effective Date”) by and between Tech Data Corporation, a Florida corporation (“Employer”), and Robert M. Dutkowsky (“Employee”).

RECITALS

A. Employee desires to serve as Employer’s Chief Executive Officer.

B. Employer desires to employ Employee as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, Employer and Employee agree as follows:

1. Employment.

1.1 Position. Subject to the terms and conditions of this Agreement, Employer hereby engages Employee, and Employee hereby accepts employment, to serve as the sole Chief Executive Officer of Employer with all the duties, responsibilities, and authority normally associated with such position. Employer and Employee acknowledge that, as Chief Executive Officer, Employee shall be Employer’s most senior officer and shall report to the Employer’s Board of Directors (the “Board”), with other reporting as is appropriate under the Board’s normal committee structure. Further, the Board shall (i) resolve to expand the Board to nine members, (ii) appoint Employee to the interim vacant position created thereby as of the Effective Date, and (iii) nominate Employee to serve as a member of the Board, to be voted upon by shareholders at Employer’s annual meeting next following the date of this Agreement, and thereafter at the annual meetings at which Employee’s term as a director would otherwise expire.

1.2 Duties/Other Employment. While serving as Chief Executive Officer, Employee shall devote substantially all of his business time and all reasonable efforts to his employment and perform diligently such duties. Employee shall not, without the prior written consent of the Board, directly or indirectly, other than in the performance of duties naturally inherent in the businesses of Employer and/or in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not interfere with his full-time employment hereunder, Employee may attend to outside investments, upon approval of the Board, serve as a director of a corporation which does not compete with Employer (within the meaning of Section 5.1), and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations. Employee’s work location shall be at the Employer’s headquarters in Clearwater, Florida. In Employee's positions as an Employer executive officer and director, he will be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Employer shall assist Employee in timely making any requisite filings with the Securities and Exchange Commission ("SEC").

2. Employment Term. Subject to the provisions for termination as hereinafter provided, the term of Employee’s employment with the Employer shall begin on the Effective Date and shall continue until such time as it is terminated as provided in Section 7.

3. Remuneration. Employer shall pay Employee the following compensation, remuneration and other benefits:

3.1 Salary. As compensation for Employee’s services to Employer, Employer shall pay Employee an annual Base Salary in the amount of Nine Hundred Thousand ($900,000.00) (the “Base Salary”) in biweekly installments consistent with its practices at its Clearwater, Florida location (subject to all applicable governmental withholdings, and any deductions or withholdings authorized by Employee). The Base Salary shall be reviewed annually by the Board for adjustment consistent with the review by the compensation committee of the Board (the “Compensation Committee”) of all executive compensation.

3.2 Annual Bonus. For each fiscal year of Employer (“Fiscal Year”) ending after the Effective Date, Employee shall be entitled to earn an annual cash bonus under the Employer’s Executive Incentive Bonus Plan, (the “Bonus Plan”). For purposes of the Bonus Plan, Employee’s “target” bonus shall be one hundred percent (100%) of his Base Salary (the “Target Bonus”), subject to pro rata reduction (on the basis of days that Employee was employed in such Fiscal Year) to reflect any portion of the Fiscal Year that may precede the beginning of or follow the end of Employee’s employment. The actual amount of bonus paid to Employee may exceed the Target Bonus amount.

For the Fiscal Year 2007 ending on January 31, 2007, the bonus paid to Employee under the Bonus Plan shall not be less than the Target Bonus amount, subject to the aforementioned pro rata reduction to reflect the commencement of Employee’s employment during such Fiscal Year. In addition, provided Employee is employed through the end of Fiscal Year 2007, Employee shall also receive a portion of the Fiscal Year 2008 Target Bonus (the “Accelerated Bonus”) such that the sum of Base Salary plus Fiscal Year 2007 Target Bonus plus the Accelerated Bonus paid to Employee in Fiscal Year 2007 which does not qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) equals $1,000,000.

For Fiscal Year 2008 ending on January 31, 2008, the bonus paid to Employee under the Bonus Plan shall not be less than the Target Bonus amount (the “Minimum Bonus”). However, the Minimum Bonus: (a) shall be reduced by the Accelerated Bonus that was actually paid to Employee; and (b) after the reduction as provided in clause (a) the Minimum Bonus that would otherwise be paid out to Employee within 75 days after the end of Fiscal Year 2008 shall be further limited by, and shall in no event exceed, the maximum amount otherwise available under the deduction limitation of Code Section 162(m) and (c) the amount exceeding the Code Section 162(m) limit by application of the preceding clause (b) and which was not paid out to Employee shall instead be paid in to a deferred compensation account for the Employee under the Employer’s 2005 Deferred Compensation Plan. Such amount shall be paid into the 2005 Deferred Compensation Plan at the same time that the annual bonus for Fiscal Year 2008 is paid out and will be invested as directed by Employee in accordance with such plan to accrue investment returns that could be either gains or losses. Any amounts in the 2005 Deferred Compensation Plan that are attributable to this Section 3.2 shall be paid out in cash to Employee (subject to compliance with Code Section 409A) upon the earlier of (i) his termination of employment or (ii) the date(s) which Employee so designates provided that such payments are then deductible under Code Section 162(m). For avoidance of doubt, subparagraphs (b) and (c) of this paragraph shall not be applicable and will not be implemented if Employee's employment is terminated for any reason before the last day of Fiscal Year 2008.

For years following Fiscal Year 2008, the performance and other criteria and/or rules for bonuses under the Bonus Plan shall be determined under the Bonus Plan as determined by the Compensation Committee. Payments to Employee under the Bonus Plan shall be made at the time and in the manner determined under the Bonus Plan, but in no event later than 75 days following the end of each Fiscal Year. Employee shall be entitled to provide annual input for the Compensation Committee to consider regarding the bonus performance objectives.

3.3 Equity Incentives. Employee shall be entitled to participate in equity long-term incentives provided by Employer to its senior executive officers in such amounts and subject to such terms as the Compensation Committee may determine. On the Effective Date, Employee shall be granted: (a) three hundred thousand (300,000) Maximum Value Stock Settled Stock Appreciation Rights (“MVSSARs”); and (b) forty thousand (40,000) Restricted Stock Units (“RSUs”), in each case, under Employer’s Amended and Restated 2000 Equity Incentive Plan (the “Equity Plan”). Moreover, during the month of March, 2007, the Employee shall be granted additional awards of: (c) two hundred thousand (200,000) MVSSARs; and (d) twenty thousand (20,000) RSUs, in each case, under the Equity Plan. The magnitude of the foregoing grants (and the maximum values specified in the MVSSARs) shall be subject to proportionate adjustment (whether or not occurring before or after the applicable date of grant) in the same manner as for any adjustment that is effected under Equity Plan Section 4(b). The foregoing grants described in this Section 3.3 shall be subject to the terms, conditions and requirements of the Equity Plan (as amended from time to time) and the applicable award documents attached to this Agreement as Exhibit A; provided, however, that, subject to the foregoing: (e) the grants described in (a) through (d) above shall be based upon the closing share price of Employer’s common stock on the applicable date of grant; (f) all MVSSARs described in (a) and (c) above shall vest in equal annual twenty-five percent (25%) installments over the four (4) anniversaries following the applicable MVSSAR grant date; (g) all RSUs described in (b) and (d) above shall vest in equal quarterly eight and one third percent (8 1/3%) installments over the twelve quarters following the applicable RSU grant date and shall have a provision providing for a dividend equivalent payment under the RSU to the extent the RSU is outstanding at a time the Employer pays a dividend; and (h) in the event of a “Change in Control” (as defined in the Equity Plan), all of Employee’s then-outstanding equity awards shall become fully vested if the acquirer or survivor in such Change in Control does not assume or continue the awards or, if within twelve (12) months after the occurrence of such Change in Control there is a "Qualifying Termination" as defined in Section 7.3(c) below. The foregoing time-based vesting requirements are the only vesting restrictions imposed on the MVSSARs and RSUs. Employee shall have twelve (12) months after termination of employment to exercise any vested, but unexercised Compensatory Equity, as defined below. Additional grants, if any, to Employee under the Equity Plan shall be determined at the complete discretion of the Compensation Committee and/or the Board. Grants in Fiscal Year 2008 of MVSSARs may be reduced by the grant level made to Employee as described in (c) above.

The foregoing equity grants shall be collectively referred to herein as "Compensatory Equity." All Compensatory Equity awarded to Employee shall be fully covered as of the time of grant and thereafter by an effective registration statement on Form S-8 (or other applicable registration statement) filed and maintained by the Employer with the SEC. The committee granting Employee's Compensatory Equity awards shall in all cases be composed solely of two or more non-employee directors pursuant to Rule 16b-3(d) of the Exchange Act so that such equity grants are exempt from liability under Section 16(b) of the Exchange Act. The Compensatory Equity grant documents shall provide the Employee discretion to have the Employer deliver the Compensatory Equity grants net of tax withholding through shares withheld valued at the same value used for determining the tax due. Employee shall also be permitted to implement and maintain, at his discretion, an exercise and selling trading plan with a security brokerage firm approved by Employer covering his Employer equity in accordance with Rule 10b5-1 of the Exchange Act (a “10b5-1 Plan”). Employee shall be permitted to have an operational 10b5-1 Plan during the time that he renders services to the Employer and Employee may, in his discretion, keep such 10b5-1 Plan active through the date that is 12 months after cessation of all his services to the Employer.

3.4 Benefits, Reimbursement of Expenses, Etc. Employee shall be eligible to participate in or receive benefits under any retirement plan, nonqualified deferred compensation plan, medical and dental benefits, life and disability insurance benefits and all other employee privileges and benefits, in each case, as generally provided or made available to other senior executive officers of Employer (but subject to the regular eligibility, operational and other requirements of such plans). In addition, Employee will participate in Employer’s Executive Choice Plan and Executive Severance Plan as a “Tier 0” participant.

3.5 Relocation. Employee acknowledges and agrees that Employer requires him to relocate his principal family residence to Florida. Employer agrees to reimburse Employee for reasonable relocation expenses as follows: (a) with respect to the condominium Employee has contracted to purchase in his current home state, Employer shall provide Employee with an "Appraised Value or Guaranteed Buy-Out" arrangement pursuant to a home sale program related to Employee unless the parties instead mutually agree to have Employer reimburse Employee for the closing costs associated with the sale of the property or have Employer reimburse Employee for purchase contract termination costs; (b) reasonable and customary realtor commission and closing costs (excluding “points”) paid in connection with the purchase of Employee’s principal residence in Florida; (c) storage and transportation of household and personal goods (including, two (2) automobiles) from Employee’s previous residence to his new Florida residence; (d) travel to/from Florida relating to house hunting and temporary arrangements (for a reasonable period not to exceed six (6) months after the Effective Date) and the establishment of, and transition to, the new Florida residence; (e) temporary living costs (prior to the establishment of the new Florida residence) for a reasonable period not to exceed six (6) months after the Effective Date. In addition, Employer will provide an income tax gross-up payment to Employee for the reimbursements described in this Section 3.6 (to the extent includable in Employee’s income and not otherwise deductible by Employee) computed using the highest applicable marginal income tax rates, but assuming no state income tax (as is the case with Florida residents). All such payments to Employee under this Section 3.5 (including the income tax gross-up payments) shall be made to Employee within 30 days of submission of applicable receipts or invoices.

3.6 Vacation. Employee shall be entitled to periods of vacation and sick leave each year, which shall be the same as provided under Employer’s policies for senior executive officers, but in no event shall Employee be entitled to, with full pay and benefits, less than five (5) weeks paid vacation accrued annually (effective immediately as of the Effective Date) and customary holidays.

3.7 Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for Employee's benefit made by the Employer, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Employer’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Employee shall determine whether to receive the amounts provided in (i) or (ii) and if he selects to reduce payments pursuant to (ii), then Employee shall also determine which payments or benefits will be reduced and in what magnitude.

Employee and the Employer shall furnish such documentation and documents as may be necessary for the Employer's independent external accountants to perform the requisite Code Section 280G computations and analysis. The Employer shall bear all costs that may incurred in connection with performing any calculations contemplated by this Section 3.7.

4. Confidentiality, Non-Compete, Non-Disparagement, Etc.

4.1 Confidential Information.

a.	Employee acknowledges that Employer’s Confidential Information is the exclusive property of Employer, is material and confidential, and greatly affects the effective and successful conduct of the business of Employer. Employee agrees to use Employer’s Confidential Information only for the benefit of Employer and shall not at any time, directly or indirectly, either during Employee’s employment with Employer or afterward, divulge, reveal or communicate Employer’s Confidential Information to any person, firm, corporation or entity whatsoever, or use Employer’s Confidential Information for Employee’s own benefit or for the benefit of others.

b.	Definition. As used in this Section 4.1, the term “Confidential Information” means any and all information, including, but not limited to, information or ideas conceived or developed by Employee, applicable to or in any way related to (i) the present or future business of Employer, (ii) research and development related to Employer’s business, (iii) the business of any customer or vendor of Employer, (iv) trade secrets, (v) processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, and techniques, (vi) all plans or strategies for marketing, development and pricing, and (vii) all information concerning existing or potential customers or vendors, and all similar information disclosed to Employer by other persons and any information in documents or computers that Employer designates as confidential by notation therein or thereon.

4.2 Non-Disparagement and Non-Publication. Employee shall not, at any time, denigrate or disparage Employer or any of its Board of Directors or officers, and Employer and its Board of Directors and officers shall not, at any time, denigrate or disparage Employee.

4.3 Return of Employer’s Property. Employee agrees to make a prompt and complete disclosure to Employer of any Confidential Information in Employee’s possession, upon such a request by Employer. Upon termination of employment and at any other time upon request, Employee further agrees to surrender to Employer all documents, writings and other such materials produced by Employee or coming into Employee’s possession by or through employment with Employer during the term of such employment, and agrees that all such materials are at all times Employer’s property.

4.4 Cooperation. Employee agrees to fully cooperate, in all reasonable respects, with Employer in regard to any internal or external investigations of Employer, its business, its business practices, or the like relating to the period in which Employee is or was employed by Employer. If Employee is requested to provide assistance after termination of his employment, then he will be reimbursed for any reasonable expenses. All payments to Employee under this Section 4.4 shall be made within 30 days of submission of applicable receipts or invoices.

5. Non-Compete and Non-Solicitation Provisions

5.1 Non-Compete. As a condition to Employer’s obligations under this Agreement, Employee agrees that for a period of two (2) years following the effective date of separation of employment from Employer, anywhere in the world (and each incorporated and unincorporated area thereof), Employee will not own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business which is engaged in wholesale distribution of computer hardware and/or software products as its primary line of business, including but not limited to Ingram-Micro or its affiliates, Actebis, Scribona, West Coast, Arrow Electronics, Inc., GE Access, Avnet, SED, Synnex, and Dell. Nothing contained in this Section 5.1 shall be interpreted to prohibit Employee from owning stock in publicly traded corporations that may compete with Employer provided such stock ownership does not represent a majority or controlling interest in such corporations.

5.2 Non-Solicitation. Employee also agrees that for a period of one (1) year following the effective date of separation, Employee will not: (i) directly or indirectly, hire or participate in the hiring of any employee of Employer or its subsidiaries, provided, however that this restriction shall not apply either to former employees of Employer or to employees who respond to a general advertisement; (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer or its subsidiaries to leave Employer for any reason; and (iii) solicit or induce, or attempt to solicit or induce any customer of or vendor to Employer or its subsidiaries to stop doing business with or move some or all of such customer or vendor business to a person or entity other than Employer and its subsidiaries. Employee acknowledges that irreparable harm will be suffered by Employer in the event of the breach or potential breach by Employee of any of Employee’s obligations under this Section 5.

5.3 Invalid Provision. The validity or unenforceability of any provision of this Section 5 shall not affect the validity or enforceability of any other provision of this Agreement. Employee and Employer have specifically agreed and acknowledged that the provisions in Section 5 are fair, reasonable and material. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that (a) it is the parties intention and agreement that this Section 5 be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant is too broad or extensive to permit enforcement to its fullest extent, the scope of any such restriction or covenant may be modified but only as necessary as the court, in its judgment, deems warranted in order to have the fullest enforcement possible consistent with governing law.

5.4 Interpretation. Should any provision of this Section be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Section 5 in full force and effect.

6. Equitable Relief and Survival. The parties acknowledge that if Employee were to breach the provisions of Sections 4 or 5 hereof, money damages alone would not be a sufficient remedy. Therefore, the parties agree that, in addition to money damages and any other relief available, Employer shall also be entitled to obtain an injunction or other equitable relief to enforce the provisions of Sections 4 and/or 5. The provisions of Sections 4, 5, 6 and 10.4 shall survive the termination of this Agreement indefinitely.

EMPLOYEE HAS CAREFULLY READ AND CONSIDERED SECTIONS 4, 5 AND 6, ABOVE AND AGREES THAT THEY ARE FAIR, REASONABLE AND REASONABLY REQUIRED TO PROTECT EMPLOYER’S LEGITIMATE BUSINESS INTERESTS. EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

7. Termination.

7.1 Employment Termination in General. Anything contained in this Agreement to the contrary notwithstanding, Employee’s employment with Employer under this Agreement is “at will” and may be terminated by either party at any time upon 15 days advance written notice to the other party, but subject to the provisions of this Section 7.

7.2 Termination Rights. In the event that Employee’s employment with Employer terminates or is terminated for any reason, upon such termination, Employee shall receive the following: (a) within 10 business days Employer shall pay Employee any accrued but unpaid Base Salary for services rendered through the date of termination, any accrued but unpaid payments required to be made under this Agreement, any earned but unpaid bonuses (including, without limitation any unpaid Target Bonus for a Fiscal Year completed prior to termination provided that payment thereof shall be made within 75 days of the end of such completed Fiscal Year) or any unpaid business expenses, and any unused vacation accrued through the date of termination; (b) Employer shall provide any additional benefits as may be otherwise applicable under Employer’s Executive Severance Plan, as provided under Section 7.3; and (c) any other benefits to which Employee may be entitled pursuant to the 2005 Deferred Compensation Plan, plans, policies and arrangements referred to in Section 3.4 above shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

7.3 Severance Benefits. Employee shall be entitled to any benefits payable under Employer’s Executive Severance Plan, but only if and as provided for therein, subject to the following modifications (which apply to Employee only, and no other participant thereunder) and provided, further, that no modification, amendment or termination of the Executive Severance Plan shall be applicable to Employee during the term of his employment with Employer (or during the “Benefits Period” as defined in the Executive Severance Plan) without Employee’s prior written consent:

(a) a termination of Employee’s employment for “gross misconduct” shall be limited only to circumstances where the Board makes a good faith determination that one or more of the following acts or omissions by Employee has both occurred and resulted in (or is reasonably likely to result in) material harm or damage to Employer or Employer’s reputation:

(i) a willful and repeated material failure to follow the reasonable and lawful instructions of the Board or a material breach of duties specified in Section 1.2 of this Agreement;

(ii) a misappropriation of Employer’s property or act of fraud or embezzlement which is willful and material;

(iii) a willful and material violation of Employer’s written policies applicable to all executive officers of Employer that are provided to Employee, including, without limitation, its Code of Ethics;

(iv) conviction or a plea of “no contest” (or equivalent) to a crime involving breach of trust, a felony or state or federal securities laws; or

(v) willful action by, or directed by, Employee that results in a material violation by Employer of applicable securities laws and regulations, listing standards or other material compliance requirements imposed upon Employer;

The foregoing items (i) through (v) are an exclusive list of the acts or omissions that shall be considered “gross misconduct.” For the avoidance of doubt, failure to achieve Employee’s performance objectives will not be considered “gross misconduct.” No act, or failure to act, by Employee shall be considered “willful” unless committed without a reasonable belief that the act or omission was lawful and in the Employer's best interest. The Board shall provide Employee with 15 days advance written notice specifically detailing the basis for a termination of employment for gross misconduct. During the 15 day period after Employee has received such notice, Employee shall have the opportunity to cure any of the above, that are reasonably subject to cure, and also to present his reasons to the full Board as to why the circumstances do not or should not give rise to “gross misconduct” hereunder (with the assistance of Employee's legal representative) before any termination for gross misconduct is finalized by a vote of a majority of the Board. Employee shall continue to receive the compensation and benefits provided by this Agreement during the 15 day period after receiving the written notice of the Employer's intention to terminate Employee's employment for gross misconduct.

(b) a termination by Employee of his employment will be deemed to be effected for "Good Reason" if any of the following occur without Employee's prior express written consent:

(i) Employee’s Base Salary or Target Bonus are reduced, or the Bonus Plan performance objectives are not reasonable, or there is no Bonus Plan available to Employee;

(ii) Employee's position, authority, duties or responsibilities as Chief Executive Officer are reduced or diminished (including without limitation if Employee is no longer the sole Chief Executive Officer of the Employer's ultimate parent entity or if Employee no longer is a voting member of the Board of Directors of the Employer's ultimate parent entity);

(iii) Employee ceases to report directly to the Board (disregarding other Board committee reporting normally made or required to be made in the ordinary course);

(iv) Employee's principal place of employment with Employer is relocated to more than fifty (50) miles from the work location specified above in Section 1.2;

(v) Employer breaches any material provision of this Agreement or any of its other agreements with Employee (including without limitation Employer's failure to timely provide Employee the cash compensation, equity compensation and/or employee benefits owed to Employee under this Agreement).

The foregoing items (i) through (v) are an exclusive list of the acts or omissions that shall be considered “Good Reason.” The Employee shall provide Employer with 15 days advance written notice specifically detailing the basis for a termination of employment for Good Reason. During the 15 day period after Employer has received such notice, Employer shall have the opportunity to cure any of the above that are reasonably subject to cure.

(c) Employee shall be entitled to severance payments and benefits under the Executive Severance Plan if (i) Employee terminates his employment for Good Reason, (ii) Employee's employment terminates for any reason during the 30 day period immediately following six months after a Change in Control or (iii) the Employer terminates Employee's employment for any reason other than gross misconduct (each of (i) through (iii), a "Qualifying Termination"). In the event of a Qualifying

Termination, Employee shall be entitled to receive the payments and benefits specified in Sections 3.3 and 7.3(d) – (f) and Section IV.5. of the Executive Severance Plan shall be modified such that severance payments will be made to Employee’s estate or heirs in the event of Employee’s death during the Benefits Period.

(d) for purposes of determining the “Benefits Period” under Section IV.1.(b) of the Executive Severance Plan, such period shall be deemed to be twenty-four (24) months for payments of Base Salary; and a pro rata portion of the Target Bonus for the Fiscal Year of termination shall be paid to Employee in accordance with Article IV.2 of the Executive Severance Plan (but in no event later than 75 days after the end of the Fiscal Year of Employee’s termination).

(e) any calculation of the portion of the severance related to bonus during Fiscal Year 2007 and Fiscal Year 2008 shall be made assuming the Accelerated Bonus is part of the Target Bonus for Fiscal Year 2008; and

(f) the amount of severance payable as the result of a termination during Fiscal Year 2008 shall be reduced dollar for dollar by the Accelerated Bonus paid to Employee (applying the reduction first to Target Bonus and then to Base Salary, if any reduction remains).

8. Arbitration. The parties hereto agree that, except as provided in Section 6 above relating to enforcement of the covenants set forth in Sections 4 and 5 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes subject to the following: (a) such arbitration shall take place in Clearwater, Florida; and (b) discovery in such arbitration shall be governed by the Federal Rules of Civil Procedure. Arbitration-specific costs and fees (such as the cost of the arbitrator(s)) will be fully paid by the Employer.

9. Withholding Of Taxes. Employer shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10. Miscellaneous.

10.1 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof be declared invalid by a court of competent jurisdiction for any reason whatsoever and cannot be modified to be enforceable, its invalidity will not affect the validity of the remainder of the Agreement, which shall remain in full force and effect.

10.2 Construction. The section headings or subsection headings have been included for convenience only, are not part of this Agreement, and are not to be taken as an interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but a single instrument.

10.3 Entire Agreement; Amendments, Waiver. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and completely and fully supersedes all other prior agreements, both written and oral, between the parties relating to the subject matter hereof. This Agreement may be amended, waived, changed, modified or discharged only by an agreement in writing signed by the parties. In the event of any conflict in terms between this Agreement and any other agreement between Employee and the Employer (including without limitation the Employer's plans and other agreements referenced herein), the terms of this Agreement shall prevail. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

10.4 Indemnification. Employer shall indemnify, to the full extent then permitted by law, Employee if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board or an officer or agent of Employer, or is or was serving at the request of Employer as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Employer shall pay expenses, including reasonable attorney’s fees, incurred by Employee in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to Employee seeking indemnification under any law, the Articles of Incorporation of Employer, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while he is a member of the Board, officer, employee or agent of Employer. The Employer shall maintain non-rescindable side A liability coverage on Employee under the Employer's directors and officers liability insurance policies through at least the fifth anniversary of Employee's termination of services to the Employer. The benefits provided to Employee in this Section 10.4 shall continue as to Employee after he has ceased to be a member of the Board, trustee, officer, employee and/or agent and shall inure to the benefit of the heirs, executors, and administrators of Employee.

10.5 Attorneys’ Fees. The prevailing party in any litigation or arbitration concerning the matters addressed in this Agreement shall be entitled to payment by the other party of all reasonable attorneys’ fees and other out-of–pocket costs expended by such prevailing party in connection with such litigation or arbitration in addition to any damages awarded to such prevailing party pursuant to such litigation or arbitration. The Employer shall pay the legal fees and expenses incurred by Employee (up to a maximum of $15,000) in connection with the negotiation, preparation and execution of this Agreement. The Employer shall directly make payment to Employee's legal counsel within 30 days after the Employer's receipt of applicable invoices.

10.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs and personal representatives and other legal representatives. Except as provided below in this Section 10.6, this Agreement shall not be assignable by either party. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. In the event that all or substantially all of the business, assets and/or stock of the Employer is sold or transferred, then this Agreement shall be binding on the transferee of the business, assets and/or stock who Employer shall cause to expressly assume in writing the Employer's obligations hereunder.

10.7 Mitigation. Employee shall be under no obligation to seek other employment or to otherwise seek mitigation for any payments owed to Employee under this Agreement and there shall be no offset against any amounts due Employee under this Agreement.

10.8 Code Section 409A Matters. With the exception of any amounts contributed to the Deferred Compensation Plan referenced in Section 3.2 above, it is the parties' intent that no payment or benefit made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code. Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this Agreement to conform to their intent as set forth in this Section 10.8. To the extent that the Employer in good faith determines that any payment or benefit provided for under this Agreement constitutes a “deferral of compensation” under Code Section 409A and that Employee is a “specified employee” (as defined under Code Section 409A) as of the relevant date, no such amounts shall be paid to Employee prior to (and will instead be paid on) the earlier of (i) the date that is six months following the date of Employee's “separation from service” with the Employer (within the meaning of Code Section 409A), or (ii) the 30th day following the date on which the Employer receives notice of Employee's death, provided that Employee's death occurs after his separation from service date.

10.9 Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address that Employee most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.10 Governing Law. This Agreement shall be subject to, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of laws rules.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

TECH DATA CORPORATION

By:	/s/ STEVEN A. RAYMUND
Steven A. Raymund, Chairman

/S/ ROBERT M. DUTKOWSKY
Robert M. Dutkowsky
Employee

Exhibit A

TECH DATA CORPORATION

(hereinafter called the “Company”)

THE AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN OF TECH DATA CORPORATION,

(hereinafter called the “Plan”)

NOTICE OF GRANT AND GRANT AGREEMENT

I. NOTICE OF EQUITY GRANT

Name/Participant:	Robert M. Dutkowsky

Type of Grant:	Restricted Stock Unit Grant

Country:	USA

Geographic area applicable:	Americas

Date of Grant:	October 2, 2006

Grant Number:	<grant number>

Total Shares Granted:	40,000

Grant Price:	$36.66

Vesting Schedule:

Subject to the terms of this Agreement and the Plan, this Restricted Stock Unit Grant shall vest in twelve (12) equal installments over three (3) years from the Date of Grant, as follows

	3,334	January 2, 2007
	3,333	April 2, 2007
	3,333	July 2, 2007
	3,334	October 2, 2007

	3,333	January 2, 2008
	3,333	April 2, 2008
	3,333	July 2, 2008
	3,334	October 2, 2008

	3,333	January 2, 2009
	3,333	April 2, 2009
	3,333	July 2, 2009
	3,334	October 2, 2009

II. AGREEMENT

For valuable consideration, the receipt of which is hereby acknowledged (electronically or using a method accepted by the Company), the Company hereby grants to the Participant a Restricted Stock Unit Grant (hereinafter called the “RSUs”) under Section 7 of the Plan in accordance with the following terms:

Section 1. Definitions. Unless otherwise defined herein, the terms defined in this Agreement shall have the same defined meanings as in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. The following additional terms shall be defined as follows:

“Agreement” means this agreement between the Participant and the Company setting forth the terms and conditions of the grant of RSUs and includes Part I, Notice of Equity Grant and Part II, Agreement.

“Employment Agreement” means the Employment Agreement between the Participant and the Company, effective as of October 2, 2006.

“Grant Price” means the Fair Market Value of a Share on the date on which the RSUs are granted to the Participant, as specified in Part I.

“Qualifying Termination” shall have the definition set forth in Section 7.3(c) of the Employment Agreement.

“Share” means one (1) share of Common Stock (as defined in Section 2(g) of the Plan).

Section 2. Grant of RSU. The Participant is hereby granted an award of RSUs under Section 7 of the Plan. Each RSU represents the prospective contingent right to receive one Share and will, at all times the Agreement is in effect, be equal in value to one Share. In accordance with Section 7(c) of the Plan, no grant of RSUs to the Participant during a fiscal year shall have a value in excess of two and one-half million dollars ($2,500,000), determined using the Fair Market Value of the Shares underlying the RSUs as of the Date of Grant of the RSUs.

Section 3. Vesting of RSU. As set forth in the vesting schedule in Part I, and subject to the provisions of Sections 5, 9 and 11 of this Agreement, the RSUs shall vest and become payable in Shares in twelve (12) substantially equal, quarterly installments, commencing on the three (3) month anniversary of the Date of Grant (the “Vesting Dates”). Unless and until the RSUs vest, the Participant will have no right to payment of any unvested RSUs. Prior to actual payment of any of the RSUs that are vested, the RSUs will represent an unsecured obligation of the Company in accordance with Section 13(c) of the Plan.

Section 4. Non-Transferability of RSU. All rights with respect to the RSUs are exercisable during the Participant’s lifetime only by the Participant and the RSUs may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by applicable laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or Rules thereunder.

Section 5. Delivery of Shares. Subject to the other terms of the Plan and this Agreement, within a reasonable time following each Vesting Date, the Company will issue or cause to be delivered to the Participant (or if any other individual or individuals then hold the RSUs, to such individual or individuals) the number of Shares the Participant is entitled to receive as a result of the vesting of the RSUs. The Shares shall be registered in the name of the Participant (or the name or names of the individual or individuals that then hold the RSUs, either alone or jointly with another person or persons with rights of survivorship, as such individual or individuals shall prescribe in writing or other methods allowed to the Company), and shall in all cases be delivered to the Participant within ten (10) business days. Not withstanding the foregoing, the delivery of Shares upon vesting of an RSU may be delayed if the amount to be paid or delivered is reasonably likely to violate federal or applicable state securities laws; provided, however, that the payment or delivery will occur at the earliest date the Company reasonably anticipates that the distribution will not cause a violation.

The delivery of Shares upon vesting of the RSUs shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions provided by Participant (or if any other individual or individuals then hold the RSUs, by such other individual or individuals). Fractional Shares shall not be issued pursuant to the vesting of the RSUs.

Section 6. Dividend Equivalents. While the RSUs are outstanding, the Participant shall have a right to receive Dividend Equivalents, as defined in Section 2(m) of the Plan. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on the number of Shares underlying the RSUs. Any such Dividend Equivalents will be subject to the same vesting requirements and restrictions on transferability as the RSUs. Following each applicable Vesting Date, any accrued Dividend Equivalent payments will be paid to the Participant in cash.

Section 7. Tax Withholding Obligations. To meet the obligations of the Company with respect to withholding of any and all income tax (including federal, state, local or other taxes), social security contributions, payroll tax or other tax-related withholding (“Tax-Related Items”) in connection with any aspect of the RSUs, including, but not limited to, grant, vesting, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends or Dividend Equivalents, the Participant may cause the Company to withhold a number of whole Shares otherwise deliverable to Participant having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the estimated total obligation for Tax-Related Items associated with any aspect of the RSUs. The Participant may also, in lieu of or in addition to the foregoing, at his sole discretion:

(i) deposit with the Company an amount of cash sufficient to meet the obligation for Tax-Related Items;

(ii) sell or arrange for the sale of Shares to be issued following the vesting of the RSUs to satisfy the obligation for Tax-Related Items, provided that the Company will endeavor to sell only the number of Shares required to satisfy the obligation for Tax-Related Items; however, the Participant agrees that the Company may sell more Shares than necessary to cover the Tax-Related Items; and/or

(iii) tender, or attest to the ownership of, previously owned shares of Common Stock with a Fair Market Value equal to the estimated total obligation for Tax-Related Items, provided however that the obligation for Tax-Related Items may not be satisfied by tender to the Company, or attestation to the ownership, of shares of Common Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Common Stock. Further, if required by the Company, the obligation for Tax-Related Items may not be satisfied by tender to the Company of shares of Common Stock unless such Shares either have been owned by the Participant for more than six (6) months or such other period, if any, required by the Company (and not used for another RSU vesting by attestation during such period) or were not acquired, directly or indirectly, from the Company.

The Company shall not deliver any of the Shares until and unless the Participant has made proper provision for all required Tax-Related Items. The Participant hereby consents to any action reasonably taken by the Company to meet the obligation for Tax-Related Items.

Section 8. Adjustments Upon Changes in Capitalization. The existence of the RSUs shall not affect in any way the right or power of the Company or its stockholders to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the shares subject to RSUs; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or outstanding assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

If the Company shall affect any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock, then and in such event an appropriate adjustment shall be made in the number of shares of Common Stock subject to the RSUs so that the same percentage of the Company’s issued and outstanding shares of Common Stock shall remain subject to the RSUs, as adjusted for such transaction in the manner determined by the Board.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to the RSUs.

Section 9. Effect of Change in Control. In the event of a Change in Control, as defined in the Plan and notwithstanding any other provision of the Plan to the contrary, all of the then-outstanding RSUs shall become fully vested as of the date of the Change in Control if the acquirer or survivor in such Change in Control does not assume or continue the RSUs. If any time during the twelve (12) months after the occurrence of a Change in Control there is a “Qualifying Termination” as defined in Section 7.3(c) of the Employment Agreement, then all RSUs then outstanding shall become fully vested as of the date of such Qualifying Termination.

Section 10. Rights of Participant. No person shall, by virtue of the granting of the RSUs to the Participant, be deemed to be a holder of any Shares underlying the RSUs or be entitled to the rights or privileges of a holder of such Shares unless and until the RSUs have vested with respect to such Shares and the Shares have been issued pursuant to the vesting of the RSUs.

The Participant shall not by virtue of the granting of the RSUs have any claim or right to be granted RSUs in the future or to participate in any other compensation plan, program or arrangement of the Company.

The granting of the RSUs shall not impose upon the Company any obligations to employ or to continue to employ the Participant; and the right of the Company to terminate the employment of the Participant shall not be diminished or affected by reason of the fact that the RSUs have been granted to the Participant.

Nothing herein contained shall impose any obligation upon the Participant to accept the grant of RSUs.

At all times while any portion of the RSUs is outstanding, the Company shall reserve and keep available, out of shares of its authorized and unissued Common Stock or reacquired Shares, a sufficient number of Shares to satisfy the requirements of the RSUs; comply with the terms of the RSUs promptly upon vesting of the RSUs; and pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of Shares pursuant to the vesting of the RSUs.

Section 11. Termination. Subject to Section 9, the outstanding unvested RSUs granted hereunder shall terminate on the earliest to occur of:

(i) termination of employment relationship between the Company and the Participant for any reason other than due to the Participant’s death or disability within the meaning of Section 22(e) (3) of the Code (“Disability”); or

(ii) termination of employment relationship between the Company and the Participant due to the Participant’s death or Disability within three months of the Date of Grant.

An employment relationship between the Company and the Participant shall be deemed to exist during any period during which the Participant is employed by the Company or by any Subsidiary. Whether authorized leave of absence or absence on military government service shall constitute termination of the employment relationship between the Company and the Participant shall be determined by the administrator designated by the Committee at the time thereof.

In the event of the death or Disability of the Participant during his or her employment relationship with the Company and at least three months after the Date of Grant, the RSUs shall become fully vested (all or a portion of the outstanding RSUs). In the case of death of a Participant, any Shares due upon vesting will be delivered to the Participant’s executors, administrators or any person or persons to whom the RSUs may be transferred by will or by laws of descent and distribution, in accordance with Section 5 of this Agreement. If, in the event of the Participant’s death, any beneficiary entitled to receive any Shares due upon vesting is a minor or, if in the event of the Participant’s Disability, the Participant is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for any Shares due upon vesting, such Shares will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

Section 12. No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Code. Instead, it is the intent of this Agreement to satisfy the “short- term deferral exemption described in Treas. Reg. §1.409A-1(b)(4). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no grants (including without limitation, the RSUs) become subject to Section 409A, provided, however, the Company makes no representation that the RSUs are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the RSUs.

Section 13. Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan, or future RSUs that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.

Section 14. Government and Other Regulations; Governing Law. The grant of RSUs is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. Except as provided in Section 3.3 of the Employment Agreement, the Company shall not be obligated to take any affirmative action in order to cause the vesting of the RSUs or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

The RSUs are and shall be subject in every respect to the provisions of the Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof. The Participant hereby accepts the RSUs subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives.

This grant of RSUs shall be governed by and construed in accordance with the laws of the State of Florida without regard to its principle of conflict of laws. For purposes of litigating any dispute arising under this Agreement, the parties hereby agree that such litigation shall be conducted in the courts of Pinellas County, Florida.

Section 15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable

IN WITNESS WHEREOF, the Company has caused this grant of RSUs to be executed, as of the Date of Grant.

TECH DATA CORPORATION

By:	/s/ Steven A. Raymond
Steven A. Raymund, Chairman of the Board

By:	/s/ Robert M. Dutkowsky
Participant
Robert M. Dutkowsky